Exhibit (h)(2)

September 7, 2023

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1 Congress Street

Boston, MA 02114

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

1 Congress Street

Boston, MA 02114

Re: Sovereign's Capital Flourish Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 11, the Additional Portfolios provision, of the Transfer Agency and Service Agreement dated as of September 22, 2022, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Transfer Agent for the new Portfolios under the terms of the Agreement, and that Schedule A to the Agreement is hereby amended and restated as set forth on Exhibit A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

Elevation Series Trust
on behalf of:
Sovereign's Capital Flourish Fund

By:	/s/ Brad Swenson
Name:	Brad Swenson
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director, Duly Authorized
Effective Date:	October 3, 2023

Information Classification: Limited Access

Exhibit A

Schedule A

SRH U.S. QUALITY ETF

SOVEREIGN'S CAPITAL FLOURISH FUND

Information Classification: Limited Access